Exhibit 99.1

News Release
1601 West LBJ Freeway
Dallas, TX 75234

Jay Ihlenfeld Elected to Celanese Board of Directors

DALLAS, February 27, 2012 --- Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that Jay V. Ihlenfeld has been elected to the company's board of directors. Ihlenfeld is senior vice president, Asia Pacific for 3M Company. Previously, Ihlenfeld served as 3M's senior vice president, Research & Development. A 33-year veteran of 3M Company, Ihlenfeld has also held various leadership and technology positions, including vice president of its Performance Materials business and executive vice president of its Sumitomo/3M business in Japan.

“Jay's leadership in the Asia Pacific region, coupled with his expertise in technology and innovation, aligns with Celanese's strategic growth plans and will serve us well as we continue to create value for our shareholders,” said David Weidman, chairman and chief executive officer.

Ihlenfeld received his bachelor's of science degree in Chemical Engineering from Purdue University and a Ph.D. in Chemical Engineering from the University of Wisconsin.

Ihlenfeld will serve on Celanese's board of directors until the company's annual meeting of stockholders in April 2012, at which time he will be a nominee for election by stockholders.

Contacts:
Investor Relations	Media Relations
Jon Puckett	Linda Beheler
Phone: +1 972 443 4965	Phone: +1 972 443 4924
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
jon.puckett@celanese.com	linda.beheler@celanese.com

About Celanese

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.